Exhibit 4.6

ASSIGNMENT AND ASSUMPTION AGREEMENT

between

TWIN RIDGE CAPITAL ACQUISITION CORP.

CARBON REVOLUTION PUBLIC LIMITED COMPANY COMPUTERSHARE INC.
and

COMPUTERSHARE TRUST COMPANY, N.A.

Dated November 3, 2023

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated November 3, 2023, is made by and among Twin Ridge Capital Acquisition Corp., a Cayman Islands exempted company (the “Company”), Carbon Revolution Public Limited Company, a public limited company incorporated in Ireland with registered number 607450 (“MergeCo”), Computershare Inc., a Delaware corporation and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company (collectively, “Computershare”), as warrant agent in relation to the warrant agreement, dated as of March 3, 2021, as amended by the Warrant Amendment Agreement (as defined below), the “Existing Warrant Agreement”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Existing Warrant Agreement;

WHEREAS, on or about March 3, 2021, the Company and Continental Stock Transfer & Trust Company (“Continental”) entered into to a warrant agreement (the “Existing Warrant Agreement”);

WHEREAS, on November 29, 2022, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with (i) MergeCo, (ii) Poppettell Merger Sub, a Cayman Islands exempted company, and (iii) Carbon Revolution Limited, an Australian public company;

WHEREAS, on or about the date hereof, the Company, Continental and Computershare entered into a warrant amendment agreement substantially in the form attached hereto as Exhibit A (the “Warrant Amendment Agreement”) to provide for the succession of Computershare as “Warrant Agent” under the Existing Warrant Agreement and certain amendments to the Existing Warrant Agreement, to take effect on the closing of the Business Combination Agreement, that are considered necessary or desirable to deal with certain matters related to the Business Combination Agreement, including the appointment of Computershare as successor warrant agent to Continental;

WHEREAS, pursuant to the Existing Warrant Agreement, there are 12,210,739 warrants which have been issued by the Company and are outstanding on the date hereof (the “Warrants”);

WHEREAS, as contemplated by Section 4.5 of the Existing Warrant Agreement, upon effectiveness of the transactions contemplated by the Business Combination Agreement, the Warrants will no longer be exercisable for ordinary shares of the Company but instead will be exercisable for ordinary shares of MergeCo (the “MergeCo Ordinary Shares”); and

WHEREAS, in connection with the Business Combination Agreement, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to MergeCo and MergeCo wishes to accept such assignment and assume the obligations of the Company under the Existing Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Assignment and Assumption; Consent; Notice; Payment of Taxes.

1.1
Assignment and Assumption. As of and with effect on and from the Closing, the Company hereby assigns to MergeCo all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended by the Warrant Amendment Agreement); MergeCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended by the Warrant Amendment Agreement) arising on, from and after the Closing. As of and with effect on and from the Closing, all references to the “Company” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to MergeCo. MergeCo shall provide an opinion of counsel to Computershare as successor Warrant Agent pursuant to the Warrant Amendment Agreement on or prior to the Closing stating that all Warrants or MergeCo Ordinary Shares issuable upon the exercise of Warrants, as applicable, are: (i) registered under the Securities Act of 1933, as amended, or are exempt from such registration, and (ii) all Warrants are validly issued and the MergeCo Ordinary Shares issuable upon exercise of such Warrants shall be validly issued and, subject to payment of the Exercise Price paid upon such exercise, fully paid and non-assessable.

1.2
Notice. Any notice, statement or demand authorized by the Existing Warrant Agreement (as amended by the Warrant Amendment Agreement) to be given or made by Computershare or by the holder of any Warrant to or on MergeCo in accordance with Section 9.2 of the Existing Warrant Agreement, should be made to:

Carbon Revolution Public Limited Company
10 Earlsfort Terrace
Dublin 2, D02 T380, Ireland
Attn: David Nock

with a copy to:	Arthur Cox LLP
10 Earlsfort Terrace
Dublin 2, D02 T380, Ireland
Attn: Connor Manning, Esq.

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by MergeCo to or on Computershare in accordance with Section 9.2 of the Existing Warrant Agreement, should be made to:

Computershare Trust Company, N.A.
Computershare Inc.
150 Royall Street
Canton, MA 02021
Attention: Relationship Manager

1.3
Payment of Taxes. Without prejudice to Section 8.1 of the Existing Warrant Agreement, MergeCo, at its absolute discretion, may, or may procure that a subsidiary of MergeCo shall, pay any Irish stamp duty arising on a transfer of Warrants on behalf of the transferee of such Warrants. If stamp duty resulting from the transfer of Warrants in MergeCo which would otherwise be payable by the transferee is paid by MergeCo or any subsidiary of MergeCo on behalf of the transferee, then in those circumstances, MergeCo shall, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) reimbursement of the stamp duty from the transferee, (ii) set-off the stamp duty against any dividends payable by MergeCo to the transferee of those Warrants and (iii) to the extent permitted by section 1042 of the Companies Act 2014 of Ireland and every statutory modification and re- enactment thereof for the time being, claim a first and paramount lien on the Warrants (or Ordinary Shares issued upon the exercise of Warrants) on which stamp duty has been paid by MergeCo or its subsidiary for the amount of stamp duty paid. MergeCo’s lien shall extend to all dividends paid on Ordinary Shares issued upon the exercise of such Warrants.

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2.	Miscellaneous Provisions.
2.1
Effectiveness. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to and substantially contemporaneous with the occurrence of Closing and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

2.2
Successors. All the covenants and provisions of this Agreement by or for the benefit of MergeCo, the Company, Continental or Computershare shall bind and inure to the benefit of their respective successors and assigns.

2.3
Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York. Each of MergeCo and the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. Each of MergeCo and the Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.4
Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

2.5
Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TWIN RIDGE CAPITAL ACQUISITION CORP.

By:	/s/William P. Russell, Jr.
Name: William P. Russell, Jr.
Title: Co-Chief Executive Officer and
Chief Financial Officer

CARBON REVOLUTION PUBLIC LIMITED COMPANY

By:	/s/Jacob Dingle
Name: Jacob Dingle
Title:

COMPUTERSHARE INC.

COMPUTERSHARE TRUST COMPANY, N.A.
By:	/s/ Collin Ekeogu
Name: Collin Ekeogu
Title: Manager, Corporate Actions

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Exhibit A
Form of Warrant Amendment Agreement

5

FORM OF WARRANT AMENDMENT AGREEMENT

between

TWIN RIDGE CAPITAL ACQUISITION CORP.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY COMPUTERSHARE INC.
and

COMPUTERSHARE TRUST COMPANY, N.A.

Dated [_], 2023

THIS WARRANT AMENDMENT AGREEMENT (this “Agreement”), dated [_], 2023, is made by and among Twin Ridge Capital Acquisition Corp., a Cayman Islands exempted company (the “Company”), Computershare Inc., a Delaware corporation and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company (collectively, “Computershare”), as successor warrant agent, and Continental Stock Transfer & Trust Company, a New York corporation, (“Continental”) as former warrant agent. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the existing Warrant Agreement, dated March 3, 2021, by and between the Company and Continental (the “Existing Warrant Agreement”);

WHEREAS, pursuant to the Existing Warrant Agreement, there are [ ● ] warrants which have been issued by the Company and are outstanding on the date hereof (the “Warrants”). Each Warrant entitles the holder thereof to purchase one Class A ordinary share in the Company, par value US$0.0001 (a “Company Class A Ordinary Share”) at a price of US$11.50 per share, subject to adjustment, terms and limitations as described in the Existing Warrant Agreement;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on November 29, 2022, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with (i) Carbon Revolution Public Limited Company, a public limited company incorporated in Ireland with registered number 607450 (the “Registrant”), (ii) Poppettell Merger Sub, a Cayman Islands exempted company, and (iii) Carbon Revolution Limited, an Australian public company;

WHEREAS, effective upon the Closing (as defined in the Business Combination Agreement) and pursuant to Section 4.5 of the Existing Warrant Agreement, each Warrant will become exercisable at a price of US$11.50 per one-tenth of an ordinary share, par value $0.001 per share of the Registrant ($115.00 per whole ordinary share), with Warrants exercisable only for a whole number of ordinary shares, subject to adjustment, terms and limitations as described in the Existing Warrant Agreement;

WHEREAS, effective upon the Closing (as defined in the Business Combination Agreement), the Company wishes to appoint Computershare to serve as successor warrant agent under the Existing Warrant Agreement (as amended hereby) and in furtherance of the foregoing the Company has waived the requirement in Section 8.2.1 of the Existing Warrant Agreement that the successor warrant agent be a corporation or other entity organized and existing under the laws of the State of New York;

WHEREAS, in connection with and effective upon such appointment, Continental wishes to assign all of its rights, interests and obligations as warrant agent under the Existing Warrant Agreement (as amended hereby) to Computershare and Computershare wishes to assume all of such rights, interests and obligations and the Company wishes to approve such assignment and assumption; and

WHEREAS, the Company and Computershare desire to amend the Existing Warrant Agreement to deal with certain matters related to the Business Combination.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Appointment of Warrant Agent; Notice; Amendment of Existing Agreement.

1.1
Appointment of Warrant Agent. The Company hereby appoints Computershare to serve as successor warrant agent to Continental under the Existing Warrant Agreement (as amended hereby) effective upon the Closing, and Continental hereby assigns to Computershare, and Computershare hereby agrees to accept and assume, with effect from Closing, all of Continental’s rights, interests and obligations in, and under the Existing Warrant Agreement (as amended hereby) and the Warrants, as warrant agent; provided that, Computershare shall not assume any of Continental’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising prior to the Closing. Unless otherwise provided or the context otherwise requires, from and after Closing, any references in the Existing Warrant Agreement (as amended hereby) to the “Warrant Agent” shall mean Computershare.

1.2
Amendments to Existing Warrant Agreement. The Existing Warrant Agreement is hereby deemed amended pursuant to Section 9.8 thereof to reflect the subject matter contained herein, effective as of the Closing, including the following:

a.
The preamble is amended by deleting “Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”)” and replacing it with “Computershare Inc., a Delaware corporation (“Computershare”) and Computershare Trust Company, N.A., a federally chartered trust company and an affiliate of Computershare (“Trust Company” and together with Computershare, in such capacity as warrant agent, the “Warrant Agent”).” As a result of the foregoing, all references in the Existing Warrant Agreement and the amendments to the Existing Warrant Agreement below to “Warrant Agent” shall be to Computershare and Trust Company, together.

b.	The recitals are hereby deleted and replaced in their entirety as follows:

WHEREAS, on or about March 3, 2021, Twin Ridge Capital Acquisition Corp. (the “Company”) and Continental Stock Transfer & Trust Company (“Continental”) entered into to a warrant agreement (the “Warrant Agreement”); and

WHEREAS, the Company entered into that certain Private Placement Warrants Purchase Agreement, with Twin Ridge Capital Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor agreed to purchase an aggregate of 4,933,333 warrants simultaneously with the closing of the Offering (as defined below), bearing the legend set forth in Exhibit B hereto (the “Private Placement Warrants”) at a purchase price of $1.50 per Private Placement Warrant. Each Private Placement Warrant entitles the holder thereof to purchase one Ordinary Share (as defined below) at a price of $11.50 per share, subject to adjustment as described herein; and

WHEREAS, in order to finance the Company’s transaction costs in connection with an intended initial merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses (a “Business Combination”), the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into up to an additional 1,000,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant; and

WHEREAS, the Company engaged in an initial public offering (the “Offering”) of units of the Company’s equity securities, each such unit comprised of one Ordinary Share and one-third of one Public Warrant (as defined below) (the “Units”) and, in connection therewith, determined to issue and deliver up to 7,666,667 redeemable warrants (including up to 1,000,000 redeemable warrants subject to the Over-allotment Option) to public investors in the Offering (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”). Each whole Warrant entitles the holder thereof to purchase one Class A ordinary share of the Company, par value $0.0001 per share (“Ordinary Shares”), for $11.50 per share, subject to adjustment as described herein. Only whole Warrants are exercisable. A holder of the Public Warrants will not be able to exercise any fraction of a Warrant; and

WHEREAS the Company has issued [ ● ] Private Placement Warrants and [ ● ] Public Warrants; and

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, File No. 333-252363, and a prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of its securities, including the Warrants; and

WHEREAS, on November 29, 2022, the Company entered into a business combination agreement (the “Business Combination Agreement”) with Carbon Revolution Public Limited Company, a public limited company incorporated in Ireland with registered number 607450 (the “Registrant”),
(ii) Poppettell Merger Sub, a Cayman Islands exempted company, and (iii) Carbon Revolution Limited, an Australian public company; and

WHEREAS, in connection with the closing of the Business Combination Agreement, the Company desires that, going forward, Computershare Inc., a Delaware corporation and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company act as warrant agent on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the Ordinary Shares and Warrants; and

WHEREAS, effective upon the Closing (as defined in the Business Combination Agreement) and pursuant to Section 4.5 hereof, each Warrant will become exercisable at a price of US$11.50 per one-tenth of an ordinary share, par value $0.001 per share of the Registrant ($115.00 per whole ordinary share), with Warrants exercisable only for a whole number of ordinary shares, subject to adjustment, terms and limitations as described herein;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

c.	The penultimate sentence of Section 3.3.2 is hereby amended by deleting the reference to “Section 4.6” and replacing it with “Section 4.7”.

d.	Section 3.3.5 is hereby amended by deleting the phrase “Continental Stock Transfer & Trust Company, as” and replacing it with the word “its”.

e.	Section 4.6 is hereby amended by adding, immediately after the first full sentence of Section 4.6, the following sentence:

“The Warrant Agent shall be entitled to rely on such notice and any adjustment or statement therein contained and shall have no duty or liability with respect thereto and shall not be deemed to have knowledge of any such adjustment or any such event unless and until it shall have received such notice.”

f.	Section 5.5 is hereby amended to add the following as the final sentence thereof.

“The Warrant Agent may countersign a Warrant in manual of facsimile form.”

g.	Section 6 is hereby amended by increasing each of the dollar amounts included in Section 6 by a multiple of 10.

h.	Section 7.4 is hereby amended by adding new subsections 7.4.3, 7.4.4 and 7.4.5 to the end thereof as follows:

“7.4.3. Calculation of Ordinary Shares to be issued on Cashless Exercise. In connection with any cashless exercise of Warrants, the Company shall calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no duty under this Agreement to determine, the number of Ordinary Shares to be issued on such cashless exercise, and the Warrant Agent shall have no duty or obligation to calculate or confirm whether the Company’s determination of the Ordinary Shares to be issued on such exercise is accurate.

7.4.4. Deliver of Warrant Exercise Funds. The Warrant Agent shall forward funds received for Warrant exercises in a given month by the 5th business day of the following month by wire transfer to an account designated by the Company.

7.4.5. Cost Basis Information. In the event of a cashless exercise, the Company may instruct the Warrant Agent to record cost basis for U.S. federal income tax purposes for shares issued pursuant to a cashless exercise in a manner to be subsequently communicated by the Company in writing to the Warrant Agent at the time the Company confirms the number of Company Common Shares issuable in connection with the cashless exercise.”

i.	Section 8.3.1 is hereby amended and restated in its entirety as follows:

“Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration (as may be agreed upon in writing by the Company and the Warrant Agent) for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all of its reasonable and documented expenses (including reasonable and documented counsel fees and expenses) incurred in connection with the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder.”

j.	Section 8.4.1 is hereby amended and restated in its entirety as follows:

“Reliance on Company Statement. Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering, or omitting to take any action hereunder, such fact or matter may be deemed to be conclusively proved and established by a certificate signed by a person believed in the absence of bad faith by the Warrant Agent to be the Chief Executive Officer, the President, the Chief Financial Officer, Chief Operating Officer, the General Counsel, the Secretary or the Chairman of the Board of the Company (each an “Authorized Officer”). The Warrant Agent may rely upon such statement for or in respect of any action taken or suffered in absence of bad faith by it pursuant to the provisions of this Agreement. The Warrant Agent shall be fully protected in relying on any such notice and shall have no duty or liability (in the absence of bad faith by it) with respect to, and shall not be deemed to have knowledge of any such event unless and until it shall have received such notice.”

k.	Section 8.4.2 is hereby amended and restated in its entirety as follows:

“Indemnity; Limitation on Liability. The Company also covenants and agrees to indemnify the Warrant Agent for, and to hold it harmless against, any and all loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, reasonable and documented third party cost or expense (including, without limitation, the reasonable fees and expenses of legal counsel) (“Losses”) that may be paid, incurred or suffered by it, or which it may become subject, other than such Losses arising in connection with the gross negligence, fraud, bad faith or willful misconduct on the part of the Warrant Agent (which gross negligence, fraud, bad faith, or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction, for any action taken, suffered, or omitted to be taken by the Warrant Agent in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company. The Warrant Agent shall be liable hereunder only for its own gross negligence, fraud, bad faith or willful misconduct (which gross negligence, fraud bad faith or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability of the Warrant Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Warrant Agent during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought; provided, that, such liability cap shall not apply in the case of the Warrant Agent’s own fraud, bad faith or willful misconduct (which fraud, bad faith or willful misconduct must be determined by a judgment of a court of competent jurisdiction) nor to any claims by Registered Holders of the Warrants which arise out of the gross negligence, fraud, bad faith or willful misconduct of the Warrant Agent (each as determined by a final, non-appealable judgment of a court of competent jurisdiction). Anything to the contrary notwithstanding, in no event will the Warrant Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Warrant Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action. The provisions under this Article 8 shall survive the expiration of the Warrant and the termination of this Agreement and the resignation, replacement or removal of the Warrant Agent.”

l.	Section 8.5 is hereby amended and restated in its entirety as follows:

“Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the express terms and conditions (and no implied terms and conditions) herein set forth and among other things shall account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Ordinary Shares through the exercise of the Warrants. The Warrant Agent shall act hereunder solely as agent for the Company. The Warrant Agent shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the Warrants or Ordinary Shares. The Warrant Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any holder of Warrants or Ordinary Shares with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company. The Warrant Agent shall have no responsibility to the Company, any holders of Warrants, any holders of Ordinary Shares or any other Person for interest or earnings on any moneys held by the Warrant Agent pursuant to this Agreement.”

m.	The following provisions are hereby incorporated into Section 8 in the numerical order set forth below:

“8.7 Legal Counsel. The Warrant Agent may consult with legal counsel selected by it (who may be legal counsel for the Company), and the opinion or advice of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken, suffered or omitted to be taken by it in accordance with such advice or opinion.

8.8 Reliance on Agreement and Warrants. The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrants (except as to its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

8.9 No Responsibility as to Certain Matters. The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible for any change in the exercisability of the Warrant any adjustment required under this Agreement or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any securities to be issued pursuant to this Agreement or any Warrant or as to whether any other securities will, when so issued, be validly authorized and issued, fully paid and nonassessable.

8.10 Freedom to Trade in Company Securities. Subject to applicable laws, the Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrant or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent or any such stockholder, director, officer or employee of the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

8.11 Reliance on Attorneys and Agents. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Warrant Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, omission, default, neglect or misconduct, absent gross negligence, fraud, willful misconduct or bad faith in the selection and continued employment thereof (which gross negligence, fraud, willful misconduct or bad faith must be determined by a final, non- appealable judgment of a court of competent jurisdiction).

8.12 No Risk of Own Funds. No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise any of its rights or powers if it shall believe that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

8.13 No Notice. The Warrant Agent shall not be required to take notice or be deemed to have notice of any event or condition hereunder, including any event or condition that may require action by the Warrant Agent, unless the Warrant Agent shall be specifically notified in writing of such event or condition by the Company, and all notices or other instruments required by this Agreement to be delivered to the Warrant Agent must, in order to be effective, be received by the Warrant Agent as specified in Section 9.2 hereof, and in the absence of such notice so delivered, the Warrant Agent may conclusively assume no such event or condition exists.

8.14 Ambiguity. In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder, the Warrant Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Company, the holder of any Warrant or any other person for refraining from taking such action, unless the Warrant Agent receives written instructions signed by an Authorized Officer or the Company which eliminates such ambiguity or uncertainty to the satisfaction of Warrant Agent.

8.15 Non-Registration. The Warrant Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.

8.16 Signature Guarantee. The Warrant Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any related law, act, regulation or any interpretation of the same.

8.17 Authorized Officers. The Warrant Agent shall be fully authorized and protected in relying upon written instructions received from any Authorized Officer of the Company and shall not be liable for any action taken, suffered or omitted to be taken by, the Warrant Agent in accordance with such advice or instructions.

8.18 Bank Accounts. All funds received by the Warrant Agent under this Agreement that are to be distributed or applied by the Warrant Agent in the performance of services hereunder (the “Funds”) shall be held by the Warrant Agent as agent for the Company and deposited in one or more bank accounts to be maintained by the Warrant Agent in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, the Warrant Agent will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Warrant Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Warrant Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. The Warrant Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Warrant Agent shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party.”

8.19 Force Majeure. Notwithstanding anything to the contrary contained herein, the Warrant Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, epidemics, pandemics, terrorist acts, shortage of supply, disruptions in public utilities, strikes and lock-outs, war, or civil unrest.

8.20 Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non- public warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services hereunder shall remain confidential, and shall not be disclosed to any other person, until the second anniversary of the earlier of the termination of this Agreement and the resignation, replacement or removal of the Warrant Agent, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

8.21 Further Assurances. The Company shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Agreement.”

n.	The fourth sentence of Section 8.2.1 is hereby amended and restated in its entirety as follows:

“Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation or other entity organized and existing under the laws of the United States or any state thereof, in good standing, having its principal office in the United States of America, and authorized under such laws to exercise transfer agency powers and subject to supervision or examination by federal or state authority.”

o.	Section 9.8 is hereby amended to add the following sentences to the end thereof:

“No supplement or amendment to this Agreement shall be effective unless duly executed by the Warrant Agent and the Company. Upon the delivery of a certificate from an Authorized Officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 9.8, the Warrant Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Warrant Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement.”

p.	Section 9.9 is hereby amended by adding the following sentence to the end thereof:

“Notwithstanding the foregoing, if any excluded provision shall adversely affect the rights, immunities, liabilities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately upon written notice to the Company.”

2.	Miscellaneous Provisions.
2.1
Effectiveness. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to and substantially contemporaneous with the occurrence of Closing and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

2.2
Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company, Continental or Computershare shall bind and inure to the benefit of their respective successors and assigns.

2.3
Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.4
Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

2.5
Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TWIN RIDGE CAPITAL ACQUISITION CORP.
By:
Name:
Title:

COMPUTERSHARE INC. and

COMPUTERSHARE TRUST COMPANY, N.A.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title: